Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Everbridge, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered⁽¹⁾	Proposed Maximum Offering Price Per Unit⁽²⁾	Maximum Aggregate Offering Price⁽²⁾	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	147,490⁽³⁾	$28.26	$4,168,067	0.0001476	$615.21
Total Offering Amounts					$4,168,067		$615.21
Total Fee Offsets							$0
Net Fee Due							$615.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Everbridge, Inc. (the “Registrant”) that become issuable under the Everbridge, Inc. 2022 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 20, 2024.

(3)	Represents shares of Common Stock reserved for issuance under the Inducement Plan.